Exhibit 10.5

NON-BINDING LETTER OF INTENT OF

PROPOSED ACQUISITION OF INTELLECTUAL PROPERTY

September 1, 2026

This Non-binding Letter of Intent of Proposed Acquisition of Intellectual Property (this “Letter”) sets forth the current intent of Kandal M Venture Limited (“KANDAL”) regarding a proposed acquisition (the “Acquisition”) of certain intellectual property in relation to the brand, ro (the “Intellectual Property”). This Acquisition constitutes a related party transaction subject to heightened disclosure obligations under applicable securities laws and the rules of the Nasdaq Capital Market (“Nasdaq”). KANDAL is planning to publicly disclose this Letter by filing a Current Report on Form 6-K (“Form 6-K”) with the U.S. Securities and Exchange Commission (“SEC”). KANDAL intends for this Acquisition to be reviewed and approved by a special committee of independent directors (the “Special Committee”) in accordance with applicable corporate governance standards.

This Letter is non-binding and neither party is obligated to consummate the Acquisition, except that the sections titled “Due Diligence”, “Cost”, “Exclusivity”, “Confidentiality” and “Governing Law and Jurisdiction” are binding upon execution. The completion of the Acquisition contemplated by this Letter will be subject to, among other things, approval by KANDAL’s Special Committee following receipt of a valuation report, satisfactory completion of business, financial and legal due diligence, as well as the negotiation and completion of final definitive agreements (“Definitive Agreements”), in each case acceptable to KANDAL.

1.	Parties To The Acquisition

(a)	Purchaser: Kandal M Venture Limited, a company incorporated under the laws of the Cayman Islands and listed on the Nasdaq;

(b)	Seller: Miro Design Limited, a company incorporated under the laws of Hong Kong (the “Seller”); and

(c)	Intellectual Property: all intellectual property in relation to the brand, ro, wholly owned by the Seller.

2.	Aggregate Purchase Price

The aggregate purchase price is estimated to be between US$2 million to US$3 million, pending adjustment and final determination by KANDAL’s Special Committee, following receipt of an independent valuation report. The aggregate purchase price will consist of:

(a)	newly issued Class A ordinary shares of KANDAL with an aggregate value between US$2 million to US$3 million (“Consideration Shares”); and

3.	Conditions Precedent

The obligations of the parties to consummate the Acquisition (the “Closing”) shall be subject to the fulfillment or waiver of customary conditions precedent (the “Conditions Precedents”) to be set out in the Definitive Agreements, including, without limitation:

(a)	receipt of all requisite waivers, consents and approvals, including

(i)	receipt by KANDAL’s Special Committee of a valuation report;

(ii)	approval of the Acquisition by KANDAL’s Special Committee;

(iii)	approval from Nasdaq for the listing of the Consideration Shares;

(v)	any consent, approval or other authorization of, or registration or filing with, or notification to any applicable governmental entities;

(b)	KANDAL is satisfied that all representations, warranties, and covenants provided by the Seller in the Definitive Agreements remain true, correct, and have been complied with;

(c)	completion of business, financial and legal due diligence to KANDAL’s satisfaction;

(d)	there is no any material adverse change on the Intellectual Property from the date of the Definitive Agreements up to the Closing; and

(e)	any other Conditions Precedent as the parties may agree and set out in the Definitive Agreements.

4.	Representations, Warranties, Indemnities and Undertakings

The Definitive Agreements will contain customary representations, warranties, indemnities and undertakings by the Seller in favor of KANDAL in transactions of this nature, including specific representations regarding:

(a)	the absence of any undisclosed conflicts of interest;

(b)	the arm’s length nature of the transaction terms notwithstanding the related party relationship; and

(c)	the accuracy and completeness of all information provided to KANDAL, the Special Committee and the independent financial advisor, and

(d)	other representations, warranties, indemnities and undertakings as the parties may additionally agree.

5.	Closing

Subject to the fulfillment or waiver (as the case may be) of all Conditions Precedent, Closing shall take place at such date and time and at such place as prescribed in the Definitive Agreement.

6.	Due Diligence

Upon signing this Letter, KANDAL (and its agents and/or advisers) shall be entitled to access and review the records and affairs of the Seller and their affiliates for the purpose of due diligence. The Seller shall procure the respective officers, employees and agents to provide reasonable assistance in this respect.

7.	Cost

Each party shall be responsible to pay its own costs (including legal costs) and expenses incurred with respect to the Acquisition (including but not limited to the preparation, negotiation and execution of this Letter and the Definitive Agreements).

8.	Exclusivity

Save as contemplated under the Reorganization, the Seller shall not, directly or indirectly, whether by itself or through any of its directors, officers, employees, shareholders, agents or representatives, during the period commencing from the date of this Letter to 31 December, 2026 or such longer period as the parties hereto may agree in writing (the “Exclusivity Period”):

(a)	initiate, solicit, entertain, discuss, negotiate or enter into any contract or agreement with or give any undertaking with any third party for any proposal or offer to acquire any or all interests in the Intellectual Property, whether by merger, purchase of stock, purchase of assets or otherwise (an “Third Party Acquisition”); or

(b)	provide any non-public information to any third party in connection with a Third Party Acquisition;

(c)	grant any right of negotiations or the creation of any option therefor to any person for the purpose or in connection with any Third Party Acquisition; or

(d)	frustrate or impede the furtherance of the Acquisition contemplated under this Letter.

During the Exclusivity Period, the Seller will promptly notify KANDAL of the receipt by the Seller or any of their respective shareholders, representatives, officers, directors, agents, or affiliates of any proposal for, or inquiry respecting any Third Party Acquisition or any request for non-public information in connection with any proposal for any Third Party Acquisition.

9.	Definitive Agreements

After the signing of this Letter, the parties shall negotiate in good faith the terms of the Definitive Agreements according to the terms and conditions set forth herein.

10.	Public Disclosure and Confidentiality

(a)	Public Disclosure.

(i)	KANDAL, as a foreign private issuer listed on Nasdaq, will file a Current Report on Form 6-K with the SEC disclosing the execution of this Letter and attaching a copy of this Letter as an exhibit to such Form 6-K.

(ii)	Prior to such filing, the parties shall cooperate in good faith to identify any commercially sensitive terms in this Letter for which confidential treatment will be requested from the SEC pursuant to applicable SEC rules.

(b)	Ongoing Confidentiality. Notwithstanding the disclosure of this Letter pursuant to Sections 10(a) and 10(c), the parties agree that it is in all of their interests to ensure that they conduct their discussions, negotiations, and due diligence with respect to the Acquisition in a confidential manner, unless otherwise required by law or regulatory requirements (including Nasdaq rules), until the parties have executed the Definitive Agreements or terminated their discussions. Accordingly, except as provided in Sections 10(a) and 10(c), each party agrees that it shall, and shall procure its directors, officers, employees, advisors, and agents to

(i)	keep confidential all non-public information, documents, discussions, negotiations, due diligence findings, and developments relating to the Acquisition and any other non-public information exchanged between the parties;

(ii)	not disclose any such confidential information to any third party without the prior written consent of the other party, except as required by applicable law or regulatory requirements or to the party’s advisors, auditors, or financing sources who have a need to know and are bound by confidentiality obligations; and

(iii)	not make any public announcement, press release, or other public communication regarding the status of negotiations, amendments or modifications to the terms, due diligence findings, or any developments in the transaction process without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), except as required by applicable law or regulatory requirements.

(c)	Required Disclosure. If either party determines that it is required by applicable law, regulation, court order, or the rules of any stock exchange or regulatory authority (including Nasdaq or the SEC), or best practice of voluntary disclosure to make any disclosure regarding this Letter, the Acquisition, or related matters beyond the initial Form 6-K filing, such party shall, to the extent reasonably practicable:

(i)	provide the other party with prompt advance written notice of such required disclosure;

(ii)	consult with the other party regarding the form, content, and timing of such disclosure;

(iii)	provide the other party with a reasonable opportunity to review and comment on such disclosure; and

(iv)	cooperate with the other party in seeking confidential treatment for any commercially sensitive information to the extent permitted by applicable law.

(e)	Termination of Disclosure. In the event this Letter is terminated in accordance with Section 12, KANDAL shall, to the extent required by applicable law or Nasdaq rules, promptly file an amended or supplemental Form 6-K disclosing such termination. The parties shall cooperate regarding the content of such termination disclosure in accordance with the procedures set forth in Section 10(c).

11.	Governing Law and Jurisdiction

This Letter shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12.	Termination

This Letter may be terminated:

(a)	by mutual written consent of KANDAL and the Seller;

(b)	by either KANDAL or the Seller if the Definitive Agreements have not been executed by the expiry of the Exclusivity Period;

(c)	by KANDAL if (A) the Special Committee determines not to approve the Acquisition, (B) the independent valuation report is not obtained or is unfavorable, (C) due diligence reveals material adverse information, or (C) the Seller materially breaches its obligations under the binding sections of this Letter;

(d)	by the Seller if KANDAL materially breaches its obligations under the binding sections of this Letter; or

(e)	by KANDAL if required by applicable law, regulation, or Nasdaq rules, or if so advised by outside legal counsel to comply with the fiduciary duties of KANDAL’s Board of Directors.

Upon any termination of this Letter:

(a)	the non-binding provisions of this Letter shall immediately cease to have any further force or effect;

(b)	the binding provisions (except for Due Diligence) shall survive such termination;

(c)	the Exclusivity Period shall immediately terminate; and

(d)	KANDAL shall, to the extent required by applicable law or Nasdaq rules, file an amended or supplemental Form 6-K disclosing the termination of this Letter.

No termination of this Letter shall relieve either party from liability for any willful breach of the binding provisions of this Letter prior to such termination.

13.	Signing

This Letter may be executed in one or more counterparts which together shall constitute a single instrument.

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Seller

Miro Design Limited

Name:	Duncan Miao
Title:	Director

Purchaser

Kandal M Venture Limited

Name:	Steve Fok
Title:	CEO